Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Relations Contacts:

MeeLin Nakata

Peregrine Systems, Inc.

858.720-5609

meelin.nakata@peregrine.com

Linda Findley

Text 100

415.836-5990

peregrine@text100.com

Investor Relations Contact:

Heidi Flannery

Fi.Comm Ltd.

503.203.8808, ext. 103

heidi.flannery@ficomm.com

Peregrine Systems® Announces Financial Results for

Fiscal 2004 First Quarter Ended June 30, 2003

SAN DIEGO, Sept. 9, 2004 — Peregrine Systems, Inc. (OTC: PRGN), a leading provider of asset and service management solutions, today released historical financial results for the fiscal 2004 first quarter ended June 30, 2003.

The filing of Peregrine’s fiscal 2004 first quarter 10-Q was delayed due to Peregrine’s prior financial restatement, voluntary Chapter 11 bankruptcy reorganization proceedings and restructuring activities.

As a result of Peregrine’s emergence from reorganization proceedings on Aug. 7, 2003, the company intends to adopt fresh-start reporting in the fiscal year 2004 second quarter ended Sept. 30, 2003 in accordance with GAAP (Generally Accepted Accounting Principles).

Historical GAAP Financial Results and Highlights:

•

Total revenues for the fiscal 2004 first quarter were $42.5 million, a decrease of 14 percent over the same period of the preceding year. The fiscal 2003 first quarter total revenues were $49.5 million, which included approximately $6.7 million from non-core products that were subsequently divested during fiscal 2003. The company’s core products consist primarily of AssetCenter® and ServiceCenter®.

•

Total license revenues for the fiscal 2004 first quarter were $12.5 million, a decline of approximately 4 percent when compared with the fiscal 2003 first quarter license revenue of $13.0 million. Of the total core license revenue in the fiscal 2004 first quarter, approximately $7.5 million was for license transactions initiated in the quarter, while approximately $5.0 million was attributable to transactions initiated prior to fiscal 2003. The $5.0 million in revenue was included as part of the fiscal 2004 first quarter revenue because the revenue recognition criteria for these transactions were not met until this period.

•

The fiscal 2003 first quarter license revenue included approximately $1.0 million in revenues for non-core products. Of the total core license revenue in the fiscal 2003 first quarter, approximately $2.2 million was for license transactions initiated in the quarter, while approximately $9.7 million was attributable to transactions initiated prior to fiscal 2003.

•

Net loss totaled $9.1 million, or $0.05 per share, on 196 million diluted shares outstanding in the fiscal 2004 first quarter, compared with a net loss of $79.6 million, or $0.40 per share, on 195 million diluted shares outstanding for the same period of the preceding year. In the fiscal 2004 first quarter, income from continuing operations before reorganization items, interest and income taxes was $1.3 million.

•	Peregrine’s cash and cash equivalent balances, excluding restricted cash and short-term investments, were $227.3 million and $234.3 million at June 30, 2003 and March 31, 2003, respectively.

Historical Non-GAAP Pro Forma Financial Results:

•

Peregrine reported a non-GAAP pro forma net loss of $3.0 million in the fiscal 2004 first quarter, or $0.02 per diluted share, compared with a non-GAAP pro forma net loss of $71.0 million, or $0.36 per diluted share, in the fiscal 2003 first quarter. The non-GAAP pro forma results exclude bankruptcy reorganization, restructuring and impairments.

The company has reconciled the non-GAAP pro forma net loss to GAAP net loss in the table below (in thousands, except diluted EPS).  The pro forma net loss is not prepared in accordance with accounting principles generally accepted in the United States, and may be different from non-GAAP financial measures used by other companies.  Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance to GAAP.

	Quarter Ended June 30, 2003		Quarter Ended June 30, 2002
	Net Loss	Diluted EPS	Net Loss	Diluted EPS
Non-GAAP (pro forma net loss)	$(3,034)	$(0.02)	$(71,012)	$(0.36)

Restructuring, impairments and related other	1,239	0.01	(8,540)	(0.04)
Reorganization items, net	(7,327)	(0.04)	—	—

GAAP net loss	$(9,122)	$(0.05)	$(79,552)	$(0.40)

Peregrine uses non-GAAP pro forma information in analyzing financial results because Peregrine management believes that it provides meaningful information regarding the company’s operating performance and facilitates management’s internal comparisons to the company’s historical and current operating results and to the operating results of other companies.  The company believes that non-GAAP pro forma information is useful to investors because it allows for greater transparency of the company’s operating performance.

Management Commentary

“Our financial results for the first quarter of fiscal 2004 provide clear evidence of a positive trend in Peregrine’s return to operational stability,” said John Mutch, Peregrine’s president and CEO.  “We were able to dramatically reduce our operating costs during the first quarter, while slightly increasing our license and maintenance revenue from our core products over the same period of the preceding year.”

Fresh-Start Reporting

Fresh-start reporting requires that the company adjust the historical cost of its assets and liabilities to their fair value, effective July 18, 2003, the date of approval of the company’s plan of reorganization.  Accordingly, the company will re-value its balance sheet in the fiscal 2004 second quarter, which includes adjusting the value of current assets, property and equipment, intangible assets, accrued liabilities, deferred revenue and stockholders’ equity for the effects of the company’s plan of reorganization.

The fair value of the new common stock for the reorganized company was determined by management to be $270 million, which represents the company’s enterprise value adjusted for debt financing, net of cash.  The non-trade debt of the reorganized company totals approximately $86 million as of August 2003, including secured factor loans, senior notes and non-interest bearing notes issued to satisfy pre-petition debt.  As a result of fresh-start reporting, it may be difficult to compare financial results for the fiscal 2004 second quarter with other quarters of fiscal year 2004 as well as the quarters in prior fiscal years.

Conference Call

Management has scheduled a conference call to discuss its historical fiscal 2004 first quarter results on Thursday, Sept. 9, at 2:00 p.m. PDT (5:00 p.m. EDT).  Participants should call (800) 289-0746 or (913) 981-5573 and reference confirmation code 947629.  A replay of the call will be available beginning Sept. 9 until Sept. 16 by dialing (888) 203-1112 or (719) 457-0820 and entering confirmation code 947629.  Additionally, a transcript of the conference call will be archived on the company’s Web site through Sept. 16.

About Peregrine Systems

Peregrine Systems, Inc. develops enterprise software solutions that enable organizations to evolve their IT service and asset management practices for reduced costs, improved IT productivity and service, and lower risk.  The company’s asset and service management offerings — such as Service Control and Expense Control - address specific business problems.  These solutions make it possible for IT organizations to maintain a changing IT infrastructure, manage their relationships with end-users and service providers, and gain greater visibility into the how IT investments are performing.  The Peregrine Evolution Model provides a roadmap for companies that want to systematically evolve the sophistication and effectiveness of their IT operating practices.

Founded in 1981, Peregrine Systems has sustained a rich tradition of delivering solutions with superior functionality to a broad segment of the global enterprise customer market.  Headquartered in San Diego, Calif., the company conducts business from offices in the Americas, Europe, and Asia Pacific.

# # #

Peregrine Systems, AssetCenter and ServiceCenter are registered trademarks of Peregrine Systems, Inc. or its affiliates. All other marks are the property of their respective owners.

Risk Factors

The financial results described in this press release are historical, in part because the company has significant deficiencies, including material weaknesses, in its internal controls over financial reporting.  Until the company’s periodic reports are current, investors will not have current financial information.  For this reason and based on the other risk factors described in the company’s Form 10-K for the fiscal year ended March 31, 2003 filed April 30, 2004, the company believes trading in its securities at this time is highly speculative and involves a high degree of risk.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans and intentions of the company.  These statements relate to expectations about future events or results and are based upon information available to the company as of today’s date.  These forward-looking statements are not guarantees of the future performance of the company and actual events or results may vary materially from the events and results discussed in this press release or in any other forward-looking statements made by or on behalf of the company.  The company disclaims any obligation to update or revise any of the forward-looking statements contained herein to reflect future events or developments.

Tables to follow

The following summarizes revenues for the fiscal 2004 first quarter ended June 30, 2003 and the fiscal 2003 first quarter (dollars in thousands):

	Quarter Ended June 30,
	2003	2002	$ Change	% Change
Total revenue
Core	$42,456	$42,744	$(288)	(1)%
Non-core	—	6,739	(6,739)	(100)%
Total	$42,456	$49,483	$(7,027)	(14)%

The following table summarizes license revenue for the fiscal 2004 first quarter and the fiscal 2003 first quarter (dollars in thousands):

	Quarter Ended June 30,
	2003	2002	$ Change	% Change
License Revenue
Core, new	$7,489	$2,241	$5,248	234%
Core, pre-fiscal 2003 transactions	4,986	9,730	(4,744)	(49)%
Total core	12,475	11,971	504	4%
Non-core	—	1,030	(1,030)	(100)%
Total	$12,475	$13,001	$(526)	(4)%

PEREGRINE SYSTEMS, INC.

(Debtor-In-Possession)

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2003	March 31, 2003
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$227,302	$234,314
Cash–restricted	32,504	29,942
Accounts receivable, net of allowance for doubtful accounts	36,079	41,719
Assets of discontinued operations	14,000	14,171
Other current assets	6,441	6,849

Total current assets	316,326	326,995
Property and equipment, net	9,584	11,332
Investments and other assets	4,696	10,489

Total assets	$330,606	$348,816

LIABILITIES & STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$8,199	$5,481
Accrued expenses	68,542	74,441
Liabilities of discontinued operations	13,520	13,378
Current portion of deferred revenue	71,114	72,131
Total current liabilities	161,375	165,431
Non-current Liabilities:
Deferred revenue, net of current portion	15,404	19,665
Total non-current liabilities	15,404	19,665

Total liabilities not subject to compromise	176,779	185,096

Liabilities subject to compromise	425,943	427,719

Stockholders’ Deficit
Preferred stock	—	—
Common stock	197	197
Additional paid-in capital	3,874,166	3,874,166
Subscriptions receivable	(64)	(70)
Accumulated deficit	(4,128,426)	(4,119,304)
Unearned portion of deferred compensation	(508)	(551)
Treasury stock, at cost	(10,697)	(10,697)
Accumulated other comprehensive loss	(6,784)	(7,740)
Total stockholders’ deficit	(272,116)	(263,999)

Total liabilities and stockholders’ deficit	$330,606	$348,816

PEREGRINE SYSTEMS, INC.

(Debtor-In-Possession)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Quarter Ended June 30,
	2003	2002
	(unaudited)	(unaudited)
Revenues:
Licenses	$12,475	$13,001
Maintenance	24,848	22,762
Consulting and training	5,133	13,720

Total revenues	42,456	49,483

Costs and Expenses:
Cost of licenses	619	2,734
Cost of maintenance	4,097	6,425
Cost of consulting and training	4,398	11,641
Sales and marketing	12,153	41,444
Research and development	7,046	17,163
General and administrative	14,114	22,251
Restructuring, impairments and other	(1,239)	8,540

Total operating costs and expenses	41,188	110,198

Income (loss) from continuing operations before reorganization, interest, and income taxes	1,268	(60,715)

Reorganization items, net	(7,327)	—
Interest expense, net	(3,363)	(13,225)

Loss from continuing operations before income taxes	(9,422)	(73,940)

Income tax benefit (expense) on continuing operations	48	(2,744)

Loss from continuing operations	(9,374)	(76,684)

Income (loss) from discontinued operations, net of income taxes	252	(2,868)

Net loss	$(9,122)	$(79,552)

Net loss per share, basic and diluted:
Loss per share from continuing operations	$(0.05)	$(0.39)
Income (loss) per share from discontinued operations	$0.00	$(0.01)
Net loss per share	$(0.05)	$(0.40)

Shares used in computation	195,644	195,002